UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2018

SOLARIS OILFIELD INFRASTRUCTURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38090	81-5223109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9811 Katy Freeway, Suite 900 Houston, Texas 77024 (Address of principal executive offices) (Zip Code) (281) 501-3070
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01Entry into a Material Definitive Agreement.

Credit Agreement

On January 19, 2018, we entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, as borrower, each of the lenders party thereto and Woodforest National Bank, as administrative agent (the “Administrative Agent”). The Credit Agreement replaces the Company’s Amended Credit Facility, as amended on May 17, 2017, by and among the Company, as borrower, each of the lenders party thereto and the Administrative Agent. The Credit Agreement consists of a $50.0 million advancing term loan (the “Advance Loan”) and a $20.0 million revolving loan, with a $10.0 million uncommitted accordion option to increase the total revolving loans (the “Revolving Loan”, and together with the Advance Loan, the “Loans”). No lender has any obligation to increase its own revolving credit commitment. The Advance Loan amortizes beginning in April 2019 and each of the Loans matures on January 19, 2022 (the “Maturity Date”). Our obligations under the Loans are generally secured by a pledge of substantially all of the assets of the Company and its subsidiaries, and such obligations are guaranteed by our domestic subsidiaries other than Immaterial Subsidiaries (as defined in the Credit Agreement). We have the option to prepay the loans at any time without penalty.

The Credit Agreement permits extensions of credit under the Advance Loan through the end of April 2019 and under the Revolving Loan until the Maturity Date. Borrowings under the Revolving Loan are limited by both commitments and a borrowing base determined monthly by calculating percentages of the eligible accounts and the eligible inventory, provided that the portion of the borrowing base attributable to eligible inventory cannot exceed 35% of the entire borrowing base. Borrowings under the Advance Loan are not to exceed 80% of the then current net orderly liquidation value of the applicable equipment or facility build out or the applicable equipment constructed or acquired which is then subject to the liens securing the Loans.

Borrowings under the Credit Agreement bear interest at one-month LIBOR plus an applicable margin and interest is payable monthly. The applicable margin ranges from 3.00% to 3.50% depending on our senior leverage ratio. The Credit Agreement requires that we pay a monthly commitment fee on undrawn amounts of the Revolving Loan, ranging from 0.25% to 0.50% depending upon the average outstanding balance of the obligations relative to the Revolving Loan commitments.

The Credit Agreement requires that we maintain ratios of (a) indebtedness to consolidated EBITDA of not more than 3.50 to 1.00, which steps down to 3.25 to 1.00 beginning April 1, 2018 and 3.00 to 1.00 beginning October 1, 2018, and (b) senior indebtedness to consolidated EBITDA of not more than 2.50 to 1.00, which steps down to 2.25 to 1.00 beginning April 1, 2018 and 2.00 to 1.00 beginning October 1, 2018. For the purpose of these tests, there is subtracted from indebtedness and senior indebtedness, respectively, an amount equal to the lesser of $10.0 million or 50% of unrestricted cash and cash equivalents of the Company and its subsidiaries. EBITDA, as defined in the Credit Agreement, excludes non-cash items and any extraordinary, unusual or non-recurring gains, losses or expenses.

The Credit Agreement also requires that we maintain a ratio of consolidated EBITDA to fixed charges of not less than 1.25 to 1.00. Capital Expenditures are permitted up to $225.0 million for the fiscal year ending December 31, 2018, and $75.0 million for fiscal year ending December 31, 2019 and each fiscal year thereafter. In addition, for fiscal years beginning on January 1, 2020, any unused availability for capital expenditures from the immediately preceding fiscal year may be carried forward to the subsequent year; provided, however that we are permitted to make any capital expenditures in an amount equal to the proceeds of equity contributions made to the Company used to fund such capital expenditures.

Item 1.02Termination of a Material Definitive Agreement

As set forth above, on January 19, 2018, we terminated our Amended Credit Facility and replaced it with the Credit Agreement. The terminated Amended Credit Facility was pursuant to an original credit agreement dated as of December 1, 2016 and had been amended by the First Amendment to the Credit Agreement dated as of May 17, 2017. A description of the material terms of this terminated Amended Credit Facility can be found under Item 1 of our most recent Quarterly Report on Form 10-Q (filed with the SEC on November 2, 2017) under the heading “Senior Secured Credit Facility”, which is incorporated herein by reference.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2018

SOLARIS OILFIELD INFRASTRUCTURE, INC.

By:	/s/ Kyle S. Ramachandran
Name:	Kyle S. Ramachandran
Title:	Chief Financial Officer